Exhibit 99.1

SERA PROGNOSTICS REPORTS FIRST QUARTER 2025 FINANCIAL RESULTS

Salt Lake City – May 7, 2025 – Sera Prognostics Inc., The Pregnancy Company® (Nasdaq: SERA), focused on improving maternal and neonatal health by providing innovative pregnancy biomarker information to doctors and patients, today announced financial results for the first quarter of 2025 ended March 31, 2025.

Recent Highlights:

•
Following release of full Prematurity Risk Assessment Combined With Clinical Interventions for Improving Neonatal outcoMEs ("PRIME") study results meeting primary success criteria, Sera is elevating engagement with payors and plan administrators.
•
Pursuing Medicaid opportunity, which represents approximately half of the market opportunity for Sera’s PreTRM® Test; in discussions with several Medicaid plans across three states for PreTRM test implementation pilots.
•
Expecting to have strong presence at upcoming American College of Obstetricians and Gynecologists (ACOG) 2025 Annual Clinical & Scientific Meeting May 16-18. Sera plans to meet with attendees to cultivate interest in continued investigator-initiated evidence generation for the PreTRM test-and-treat paradigm.
•
Appointed Jeff Elliott to Board of Directors, making talented board deeper with his breadth and depth of expertise in commercially scaling companies in our sector.

“Following the results of our full PRIME pivotal study being publicized we are leveraging them by engaging with key plan providers in focused geographic regions hard hit by premature birth,” said Zhenya Lindgardt, President and CEO of Sera Prognostics. “While it will take some time to evolve, we anticipate that Medicaid providers in those areas will see the positive impact PreTRM can make in healthcare cost savings and patient outcomes, furthering adoption of the test.”

First Quarter 2025 Financial Results

First quarter 2025 revenue was $38,000 compared to nil for the same period of 2024.

Total operating expenses were $9.3 million, compared with $9.1 million for the first quarter of 2024.

Research and development expenses for the first quarter of 2025 were $3.3 million, and down approximately 9% compared with the first quarter of 2024 primarily due to lower clinical study costs as third-party expenses related to PRIME study analysis have continued to decrease.

Selling, general and administrative expenses for the first quarter of 2025 were $5.9 million, up from $5.4 million for the prior-year period as we continue careful management of commercial activities targeted at driving future growth by adding strategic headcount, prepare for the publication of PRIME study data, invest in targeted awareness and other strategic initiatives.

Net loss for the quarter was $8.2 million compared to $8.1 million for the prior-year quarter.

As of March 31, 2025, the Company had cash, cash equivalents, and available-for-sale securities of approximately $114.2 million.

Conference Call Information

Sera Prognostics will host a corresponding conference call and live webcast today to discuss first quarter 2025 operational highlights, financial results and key topics at 5:00 p.m. Eastern Time. Individuals interested in listening to the conference call may do so by dialing the following:

US domestic callers: (800) 836-8184

International callers: (646) 357-8785

Webcast Registration Link: https://app.webinar.net/AgbMlY25y3q

Live audio of the webcast will be available online from the Investors page of the Company’s website at www.sera.com. The webcast will be archived on the Investors page and will be available for one year.

About Sera Prognostics, Inc.

Sera Prognostics is a leading health diagnostics company dedicated to improving the lives of women and babies through precision pregnancy care. Sera’s mission is to provide early, pivotal pregnancy information to improve the health of mothers and newborns, resulting in reductions in the costs of healthcare delivery. Sera has a robust pipeline of innovative diagnostic tests focused on the early prediction of preterm birth risk and other complications of pregnancy. Sera’s precision medicine PreTRM® Test reports to a physician the individualized risk of spontaneous premature delivery in a pregnancy, enabling earlier proactive interventions in women with higher risk. Sera Prognostics is headquartered in Salt Lake City, Utah.

About Preterm Birth

Preterm birth is defined as any birth before 37 weeks’ gestation and is the leading cause of illness and death in newborns. The 2024 March of Dimes Report Card shows that, for the last six consecutive years, more than one in ten infants is born prematurely in the United States. Prematurity is associated with a significantly increased risk of major long-term medical complications, including learning disabilities, cerebral palsy, chronic respiratory illness, intellectual disability, seizures, and vision and hearing loss, and can generate significant costs throughout the lives of affected children. The annual health care costs to manage short- and long-term complications of prematurity in the United States were estimated to be approximately $25 billion for 2016.

About the PreTRM® Test

The PreTRM® Test is the only broadly validated, commercially available blood-based biomarker test that provides an early, accurate and individualized risk prediction for spontaneous preterm birth in asymptomatic singleton pregnancies. The PreTRM® Test measures and analyzes proteins in the blood that are highly predictive of preterm birth. The PreTRM® Test permits physicians to identify, during the weeks 18 through 20 of pregnancy, which women are at increased risk for preterm birth and its complications, enabling more informed, personalized clinical decisions based on each woman’s individual risk. The PreTRM® Test is ordered by a medical professional.

Sera, Sera Prognostics, the Sera Prognostics logo, The Pregnancy Company, and PreTRM are trademarks or registered trademarks of Sera Prognostics, Inc. in the United States and/or other countries.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the Company elevating engagement with payors and plan administrators; the Company’s discussions with several Medicaid plans across three states for PreTRM test implementation pilots; the Company’s plans to cultivate interest in continued investigator-initiated evidence generation for the PreTRM test-and-treat paradigm; Medicaid providers seeing the positive impact PreTRM can make in healthcare cost savings and patient outcomes, furthering adoption of the test; the date and time and content of the Company’s quarterly earnings release and conference call; availability of the live audio of the conference call on the Company’s website; and the Company’s strategic directives under the caption “About Sera Prognostics, Inc.” These “forward-looking statements” are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by forward-looking statements. These risks and uncertainties include, but are not limited to: net losses, cash generation, and the potential need to raise more capital; revenues from the PreTRM Test representing substantially all Company revenues to date; the need for broad scientific and market acceptance of the PreTRM Test; a concentrated number of material customers; our ability to introduce new products; potential competition; our proprietary biobank; critical suppliers; estimates of total addressable market opportunity and forecasts of market growth; potential third-party payer coverage and reimbursement; new reimbursement methodologies applicable to the PreTRM Test, including new CPT codes and payment rates for those codes; changes in FDA regulation of laboratory-developed tests; the intellectual property rights protecting our tests and market position; and other factors discussed under the heading “Risk Factors” contained in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time in our periodic and current reports filed with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information unless required by law.

Contact

Investor Contact

Peter DeNardo, CapComm Partners

peter@capcommpartners.com

+1 (415) 389-6400

SERA PROGNOSTICS, INC.

Condensed Statements of Operations

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2025	2024
Revenue	$38	$—
Operating expenses:
Cost of revenue	40	17
Research and development	3,334	3,683
Selling and marketing	1,470	1,227
General and administrative	4,444	4,170
Total operating expenses	9,288	9,097
Loss from operations	(9,250)	(9,097)
Interest expense	(4)	(9)
Other income, net	1,067	1,009
Net loss	$(8,187)	$(8,097)
Net loss per share, basic and diluted	$(0.20)	$(0.25)
Weighted-average shares outstanding, basic and diluted	41,968,076	32,220,038

SERA PROGNOSTICS, INC.

Condensed Balance Sheets

(unaudited)

(in thousands)

	March 31,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$5,230	$4,043
Marketable securities	40,967	42,193
Accounts receivable	25	34
Prepaid expenses and other current assets	1,061	1,330
Total current assets	47,283	47,600
Property and equipment, net	1,312	1,239
Long-term marketable securities	68,004	21,973
Intangible assets, net	997	1,026
Other assets	588	737
Total assets	$118,184	$72,575
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,207	$1,969
Accrued and other current liabilities	1,892	2,384
Finance lease obligation, current portion	81	194
Deferred revenue	20,221	20,223
Total current liabilities	23,401	24,770
Finance lease obligation, net of current portion	—	2
Total liabilities	23,401	24,772
Commitments and contingencies
Stockholders’ equity:
Common stock, Class A and Class B	4	3
Additional paid-in capital	382,684	327,534
Accumulated other comprehensive income	76	60
Accumulated deficit	(287,981)	(279,794)
Total stockholders' equity	94,783	47,803
Total liabilities and stockholders' equity	$118,184	$72,575